Exhibit 5.1

NLS Pharmaceutics Ltd

Alter Postplatz 2

6370 Stans

Switzerland

Zürich, 2 February 2021

NLS Pharmaceutics Ltd – Registration Statement on Form F-1

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd, a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a Registration Statement (as defined below), including the prospectus set forth therein, with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of up to (i) 4,819,277 common shares (the “Common Shares”), par value CHF 0.02 per share (the “Firm Shares”), (ii) warrants (the “Common Warrants”) to purchase up to additional 4,819,277 Common Shares, (iii) at the option of the several underwriters (the “Underwriters”), the issuance and sale to the Underwriters of up to additional 722,891 Common Shares (the “Overallotment Shares” and together with the Firm Shares, the “Shares”) and/or Common Warrants to purchase up to additional 722,891 Common Shares (the “Overallotment Warrants” and together with the Common Warrants, the “Warrants”), and (iv) warrants (the “Underwriter Warrants”) to purchase additional Common Shares issued to the Underwriters (Common Shares for which Warrants and Underwriter Warrants are granted, the “Warrant Shares”). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

Dr. Christoph Schmid

Dr. Peter Altorfer

Bignia Vieli LL.M.

Dr. Michael Huber LL.M.

Georg Zondler

Dr. Wolfgang Zürcher LL.M. [3,4]

Dr. Christian Wenger LL.M.

Dr. Andreas Hünerwadel LL.M.

Dr. Urs Weber-Stecher LL.M.

Dr. Frank Scherrer LL.M.

Dr. Beat Walti

Dr. Roman Heiz LL.M.

Dr. Michael Mráz

Barbara Brauchli Rohrer [1,2]

Dr. Beat D. Speck LL.M. [3,4]

Bruno Bächli [1,2]

Pascal Honold LL.M.

Philipp C. Lindenmayer LL.M.

Dr. Nicolas Bracher LL.M.

Dominik Bürgy [1,2]

Dr. Michael Tschudin

Stefan Müller LL.M. [3,4]

Regula Grunder LL.M.

Claudia Keller LL.M.

Flavio Peter LL.M.

Marc Gerber [1]

Daniel S. Weber LL.M.

Dr. Martin Peyer LL.M.

Patrick Näf LL.M.

Marc Walter LL.M.

Dr. Michael Baier LL.M. [3,4]

Bastian Thurneysen LL.M. [1]

Dr. Daniel P. Oehri LL.M. [4]

Martin Berweger [3,4]

Florian Wegmann

Stephanie Lienhard

Ursina Böni [2]

Sebastian Huber LL.M.

Michèle Joho [3,4]

Dr. Andrea Schütz LL.M.

Dr. Marcel Boller

Markus Seglias [1,2]

Mike Abegg LL.M.

Sabine Taxer [4]

Lilith Ritzmann

Meltem Steudler

Alessa Waibel LL.M.

Nadine Zanetti

Deborah Sutter

Patric Eggler [1,2]

Dominique Roos

Nathalie Germann [4]

Dominik Rietiker [3,4]

Michelle Wiki

Dominique Mattmann

Noëmi Kunz-Schenk [1,2]

David Wohlgemuth

Dr.Marco Cereghetti Konsulent

Prof. Dr.Lorenz Droese Konsulent

Prof. Dr.Daniel Girsberger LL.M. Konsulent

Dr.Urs Landolf Konsulent [2]

[1]Dipl. Steuerexperte / Steuerexpertin	[2]Nicht als Anwalt / Anwältin zugelassen	[3]Notar / Notarin des Kantons Zug	[4]Eingetragen im Anwaltsregister des Kantons Zug

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents we have deemed necessary or advisable for the purpose of rendering this opinion (collectively the “Documents”):

1.	An electronic copy of the registration statement on Form F-1 (Registration No. 333-236797) filed by the Company to the SEC (as amended to date, the “Registration Statement”);

2.	an electronic copy of the articles of association (Statuten) of the Company dated 29 January 2021 (the “Articles”), as filed with the Commercial Register of the Canton of Nidwalden;

3.	an electronic copy of the excerpt of the electronic publication in the SHAB (Swiss Official Gazette of Commerce) in respect of the Company dated 2 January 2021 (the “Excerpt”);

4.	an electronic copy of the notarized shareholders’ resolutions passed at the Company’s extraordinary general meeting held on 29 January 2021, resolving on (i) an ordinary capital increase for the creation of the Firm Shares, and (ii) certain amendments to the Articles with respect to the authorized share capital for the Overallotment Shares and the conditional share capital as underlying for the Warrants and Underwriter Warrants (the “Shareholders’ Resolutions”); and

5.	an electronic copy of the notarized resolutions of the Company’s board of directors dated 29 January 2021 regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) and the corresponding amendments to the Articles (the “Board Resolutions”).

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we assumed:

a)	the genuineness of all signatures;

b)	the completeness of and conformity to the originals of all Documents submitted to us as copies;

c)	that the Registration Statement has been duly filed by the Company;

d)	that the Registration Statement is effective and will continue to be effective and the offering and sale of and payment for the Shares and Warrant Shares will be in accordance with the limitations referred to in the Registration Statement;

e)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

f)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

g)	prior to the issuance of any Firm Shares, the existing shareholders will have voluntarily waived their pre-emptive rights regarding the Firm Shares;

h)	prior to the issuance of any Overallotment Shares, (i) the board of directors of the Company will have duly authorized the issuance and sale of such Overallotment Shares (in particular a resolution of the Company’s board of directors regarding the implementation of the authorized capital increase (Feststellungsbeschluss) was made) and such authorization will not have been amended and will be in full force and effect until the issuance of all Overallotment Shares, (ii) the Overallotment Shares are fully paid-in as to their nominal value on a bank account of a Swiss licensed bank in Switzerland and (iii) the board of directors of the Company will have validly excluded the pre-emptive rights of the existing shareholders for purposes of offering and selling the Overallotment Shares;

i)	prior to the issuance of any Warrant Shares (i) the exercise notice to exercise the respective Warrants and Underwriter Warrants will have been properly delivered to the Company, (ii) such Warrant Shares will be fully paid-in on a bank account of a Swiss licensed bank in Switzerland as to their exercise price of at least nominal value, and (iii) the board of directors of the Company will have validly excluded the pre-emptive rights of the existing shareholders for purposes of offering and selling the Warrant Shares;

j)	the Overallotment Shares and Warrant Shares are issued and delivered in accordance with the Registration Statement (including, for the avoidance of doubt, any annexes filed as exhibits to the Registration Statement); and

k)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.

III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the Shares and the Warrant Shares issuable upon the proper exercise of the Warrants and Underwriter Warrants, when sold and upon registration of the corresponding share capital increase into the Commercial Register of the Canton of Nidwalden, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Shares and the Warrant Shares).

IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WENGER & VIELI AG

/s/ Dr. Andreas Hünerwadel	/s/ Pascal Honold
Dr. Andreas Hünerwadel	Pascal Honold

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